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                             DISTRIBUTION AGREEMENT
                                 ([DATE], 2003)

         This Distribution Agreement (the "Agreement") is made as of [Date], by and between METROPOLITAN SERIES FUND II, a Massachusetts business trust (the "Fund"), and STATE STREET RESEARCH INVESTMENT SERVICES, INC., a Massachusetts corporation (the "Distributor").

                              W I T N E S S E T H:

         In consideration of the premises and covenants hereinafter contained, the Fund and the Distributor agree as follows:

Section 1.  Appointment of the Distributor.

The Fund hereby appoints the Distributor as the principal underwriter and distributor of the shares of each series of shares of beneficial interest of the Fund listed on Schedule A (each, a "Portfolio"). The Fund during the term of this Agreement shall sell its shares pursuant to orders obtained by the Distributor, at net asset value as set forth in the prospectus (as now and hereafter amended or supplemented, the "Prospectus") currently effective under the Securities Act of 1933 (the "Securities Act"), and upon the terms and conditions set forth below.

Section 2.  Exclusive Nature of Duties.

The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distributor with respect to the Portfolios.

Section 3.  Sale and Redemption of Shares of the Fund.

(a) Orders for the purchase and redemption of the Portfolios' shares (and payment for shares, in the case of a purchase) shall be transmitted directly from the purchasers to the Fund or its agent.

(b) The Fund shall have the right to suspend the redemption of shares of any of its Portfolios pursuant to the conditions set forth in the Prospectus. The Fund shall also have the right to suspend the sale of shares of any or all of its Portfolios at any time when it is authorized to suspend redemption of such shares.

(c) The Fund will give the Distributor prompt notice of any such suspension and shall promptly furnish such other information in connection with the sale and redemption of Fund shares as the Distributor reasonably requests.

(d) The Fund (or its agent) will make appropriate book entries upon receipt by the Fund (or its agent) of orders and payments for shares or requests for redemption thereof, and will issue and redeem shares and confirm such transactions in accordance with applicable laws and regulations.

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(e) Any of the outstanding shares of the Portfolios may be tendered for redemption at any time, and the Fund agrees to redeem any such shares so tendered in accordance with the applicable provisions of the Prospectus and the Fund's Agreement and Declaration of Trust. The redemption price shall be the net asset value per share next determined after the initial receipt of proper notice of redemption.

Section 4.  Duties of the Fund.

(a) The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of shares of the Fund. The Fund shall also make available to the Distributor such number of copies of its Prospectus as the Distributor shall reasonably request.

(b) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of shares of each of its Portfolios for sale under the securities laws of such states as the Distributor and the Fund may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification and with registration under the Securities Act.

(c) The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Fund.

Section 5.  Duties of the Distributor.

(a) The Distributor shall devote reasonable time and effort to effect sales of shares of the Fund, but it shall not be obligated to sell any specific number of shares in any Portfolios.

(b) In selling the shares of the Portfolios, the Distributor shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws and regulations and the regulations of the National Association of Securities Dealers, Inc. (the "NASD"), relating to the sale of such securities. Neither the Distributor nor any other person is authorized by the Fund to give any information or to make any representation, other than those contained in the registration statement or related Prospectus of the Fund and any sales literature authorized by responsible officers of the Distributor.

(c) The Distributor shall act as an independent contractor and nothing herein contained shall constitute the Distributor, its agents or representatives, or any employees thereof as employees of the Fund in connection with the sale of shares of the Portfolios.

The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

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   The Distributor will maintain at is own expense insurance against public liability in such an amount as the Fund and the Distributor may from time to time agree.

   Section 6.  Payment of Expenses.

   (a) The parties acknowledge that the Fund has created one class of shares for its Portfolios.

(b)(i) The Distributor, on behalf of the Fund, is hereby authorized, from time to time, to enter into separate written agreements ("Service or Sales Agreements"), on terms and conditions not inconsistent with this Agreement, with broker-dealers or other financial intermediaries ("Purchasers") which agree to service and/or sell shares to eligible tax-exempt benefit plans ("Qualified Plans"); and to use their best efforts to solicit applications for such Qualified Plans.

      (ii) The Distributor may not enter into any Service or Sales Agreement for shares with any Purchaser that is more favorable than that maintained with any other Purchaser, except that not all Portfolios of the Fund need be made available for investment by all participating purchasers or Qualified Plans. The Board of Trustees of the Fund may, in its sole discretion, determine that certain Portfolios of the Fund shall be available only to certain types of Qualified Plans or to a single Purchaser.

      (iii) As compensation to the Distributor for services rendered and expenses borne as a Distributor hereunder, each Portfolio shall pay the Distributor a monthly fee (payable on or before the fifth (5th) business day of the following month) at a rate equal to 0.25% per annum of the average daily net assets of the Portfolio attributable to shares with respect to which the Distributor provides services and/or assumes expenses under the Fund's Rule 12b-1 Plan applicable to those shares. The Distributor may, but need not, be obligated to pay the Purchasers service or distribution fees pursuant to Service or Sales Agreements, as described in subsection (i) hereof.

      (iv) The Distributor shall furnish to the Fund, at least quarterly, reports as to the sales of the Fund's shares made pursuant to this Agreement. These reports may be combined with any similar report prepared by the Distributor or other entity.

      (v) The Distributor may also apply amounts it receives from the Fund pursuant to this Agreement to compensate itself for certain services rendered and expenses borne. These and the application of all other payments pursuant to this Section 6(b) shall comply in all respects with the terms of the Rule 12b-1 Plan (as in effect from time to time) that apply to those payments.

      (vi) Except to the extent paid for out of payments pursuant to a Rule 12b-1 plan in compliance with this Section 6(b), the Distributor will, from its own resources, pay (or cause to be paid) all distribution expenses and costs relating to shares.

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Section 7.  Indemnification.

The Distributor shall indemnify and hold harmless the Fund and each of its directors and officers (or former officers and trustees) and each person, if any, who controls the Fund (collectively, "Indemnitees") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending against the same and any counsel fees reasonably incurred in connection therewith) incurred by any Indemnitees under the Securities Act or under common law or otherwise which arise out of or are based upon (1) any untrue or alleged untrue statement of a material fact contained in information furnished by the Distributor to the Fund for use in the Fund's registration statement, Prospectus, or annual or interim reports to shareholders, (2) any omission or alleged omission to state a material fact in connection with such information furnished by the Distributor to the Fund which is required to be stated in any of such documents or necessary to make such information not misleading, (3) any misrepresentation or omission or alleged misrepresentation or omission to state a material fact on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible, unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Fund, or (4) the willful misconduct or failure to exercise reasonable care and diligence on the part of any such persons with respect to services rendered under this Agreement.

In case any action shall be bought against any Indemnitee, the Distributor shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Indemnitee, unless the Indemnitee shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnitee (or after the Indemnitee shall have received notice of such service on any designated agent), but failure to notify the Distributor or any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Distributor will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Indemnitees which are defendants in the suit. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Indemnitees which are defendants in the suit shall bear the fees and expenses of any additional counsel retained by them, but, in case the Distributor does not elect to assume the defense of any such suit the Distributor will reimburse the Indemnitees which are defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor shall promptly notify the Fund of the commencement of any litigation or proceedings in connection with the issuance or sale of the shares.

Section 8.  Duration and Termination of This Agreement.

(a) This Agreement shall become effective as of the date first above written and shall continue in effect with respect to the shares of each Portfolio so long as such continuation is specifically approved at least annually (i) by the Board of Trustees of the Fund or by the vote of a majority of

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the outstanding voting securities of that Portfolio and (ii) by a vote of a majority of those Trustees who are not interested persons of any party to this Agreement and have no direct or indirect financial interest in the Fund's Rule 12b-1 Plan or in any agreement related to such Plan, cast in person at a meeting called for the purpose of voting upon such approval.

(b) This Agreement may be terminated with respect to the shares of any or all Portfolios, without payment of any penalty:

      (i) by vote of a majority of the Trustees who are not interested persons of any party to this Agreement and have no direct or indirect financial interest in the Fund's Rule 12b-1 Plan or in any agreement related to such Plan,

      (ii) by vote of a majority of the outstanding voting securities of the affected Portfolio, or

      (iii)  by the Distributor,

in each case, effective on sixty days' written notice to the other party. This Agreement shall automatically terminate as to any Portfolio in the event of its assignment with respect to that Portfolio.

(c) The terms "assignment," "vote of a majority of the outstanding voting securities" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act, subject to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission.

Section 9.  Governing Law.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the Investment Company Act.

Section 10.  Certain Amendments.

Any amendment to this Agreement shall be effective as to a Portfolio only if it has been approved as to that Portfolio by the Board of Trustees of the Fund, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, in person at a meeting called for the purpose of voting upon such approval.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                           METROPOLITAN SERIES FUND II

                           By:____________________________________
                           Name:
                           Title:

                           STATE STREET RESEARCH INVESTMENT SERVICES, INC.

                           By:  ____________________________________
                           Name:
                           Title:

         A copy of the Agreement and Declaration of Trust establishing Metropolitan Series Fund II is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by officers of the Fund as officers and not individually and that obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

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                                   Schedule A

MetLife Stock Index Portfolio II

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